Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use Schedule 13G to which this exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 12, 2025.

/s/ William H. Milmoe
William H. Milmoe

/s/ Deborah DeSantis
Deborah DeSantis

/s/ Dean DeSantis
Deborah DeSantis

CD Financial, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

GRAT 1, LLC

/s/ William H. Milmoe
William H. Milmoe, Personal Representative

Carl DeSantis Retained Annuity Trust 2

/s/ Dean DeSantis
Dean DeSantis, Trustee

Estate of Carl DeSantis

/s/ Dean DeSantis
Dean DeSantis, Personal Representative